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                                                               Exhibit 12


                    RATIO OF EARNINGS TO FIXED CHARGES



                                             Year Ended December 31
                                 -------------------------------------------
                                   1998    1997      1996     1995     1994
                                   ----    ----      ----     ----     ----
                                       (In thousands, except ratio data)

Income Before Income Taxes . . . $ 8,859  $ 6,744  $ 8,418  $ 8,969  $10,319

Interest on Indebtedness . . . .   8,723    8,801    8,312    8,048    5,556

Portion of rents
  representative of the
  interest factor. . . . . . . .     665      603      518      449      419
                                 -------  -------  -------  -------  -------
    Earnings as adjusted . . . . $18,247  $16,148  $17,248  $17,466  $16,294
                                 =======  =======  =======  =======  =======



Fixed Charges:

Interest on Indebtedness . . . . $ 8,723  $ 8,801  $ 8,312  $ 8,048  $ 5,556

Portion of rents
  representative of the
  interest factor. . . . . . . .     665      603      518      449      419
                                 -------  -------  -------  -------  -------
     Fixed Charges . . . . . . . $ 9,388  $ 9,404  $ 8,830  $ 8,497  $ 5,975
                                 =======  =======  =======  =======  =======


Ratio of Earnings
     to Fixed Charges. . . . . .    1.94     1.72     1.95     2.06     2.73
                                    ====     ====     ====     ====     ====
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